Exhibit 2

NORTHWEST BANCORP, INC.
2003 STOCK ISSUANCE PLAN

TABLE OF CONTENTS

1.	Introduction – Business Purpose	1
2.	Definitions	2
3.	The Offering	7
4.	Conditions to Completion of the Offering	8
5.	Timing of the Sale of Capital Stock	8
6.	Rights of Depositors to Receive Prospectuses	8
7.	Number of Shares to be Offered	8
8.	Purchase Price of Shares	8
9.	Method of Offering Shares and Rights to Purchase Stock	9
10.	Additional Limitations on Purchases of Common Stock	13
11.	Payment for Common Stock	15
12.	Manner of Exercising Subscription Rights Through Stock Order Forms	16
13.	Undelivered, Defective or Late Order Form; Insufficient Payment	17
14.	Residents of Foreign Countries and Certain States	17
15.	Completion of the Offering	18
16.	Restrictions on Resale or Subsequent Disposition	18
17.	Stock Certificates	18
18.	Restriction on Financing Stock Purchases	18
19.	Requirements for Stock Purchases by Directors and Officers Following the Offering	19
20.	Stock Benefit Plans	19
21.	Post-Reorganization Filing and Market Making	20
22.	Payment of Dividends and Repurchase of Stock	20
23.	Interpretation	20
24.	Amendment or Termination of the Plan	20

1. Introduction – Business Purpose

     On November 14, 1994, Northwest Savings Bank reorganized (the “Reorganization”) from a Pennsylvania-chartered mutual savings bank into a Pennsylvania-chartered mutual holding company, Northwest Bancorp, MHC (the “Mutual Holding Company”), pursuant to a Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company that was approved by Northwest Savings Bank’s depositors and the applicable federal and state bank regulatory agencies. As part of the Reorganization, a Pennsylvania chartered capital stock savings bank, Northwest Savings Bank (the “Bank”), was organized as a majority-owned subsidiary of the Mutual Holding Company, and the Mutual Holding Company transferred substantially all of its assets and all of its liabilities to the Bank. As part of the Reorganization, the Bank conducted a minority stock offering in which it sold 3,450,000 shares of common stock to depositors, employee benefit plans and others. At the conclusion of the Reorganization, the Mutual Holding Company owned 70.1% of the Bank’s outstanding shares of common stock and stockholders other than the Mutual Holding Company owned 29.9% of such outstanding shares.

     On February 17, 1998, the Mutual Holding Company reorganized into a “two-tier” mutual holding company structure by forming Northwest Bancorp, Inc. (the “Company”), a Pennsylvania corporation. Pursuant to the “two-tier” mutual holding company reorganization, each share of the Bank’s common stock was exchanged for a share of common stock of the Company (“Common Stock”), and the Bank became a wholly-owned subsidiary of the Company. As a result of such reorganization, the Mutual Holding Company’s stock ownership interest in the Company was the same as its previous stock ownership in the Bank.

     On June 29, 2001, the Bank made the election under Section 10(l) of the HOLA to be treated as a savings association and to have the Company and the Mutual Holding Company chartered and regulated by the OTS.

     The Company currently has 47,659,933 shares of Common Stock outstanding, including 35,366,218 shares of Common Stock held by the Mutual Holding Company. As a result, the Mutual Holding Company currently owns approximately 74.2% of the outstanding Common Stock of the Company and stockholders other than the Mutual Holding Company own approximately 25.8% of such shares.

     The Board of Directors of the Company has adopted this Plan of Stock Issuance (the “Plan”) pursuant to which the Company proposes to offer additional shares of Common Stock to qualified depositors, the Bank’s Employee Plans and, to the extent shares remain available, members of the general public with a preference given to residents of the Bank’s Local Community and then to the Company’s stockholders as of the Stockholder Record Date.

     The Board of Directors of the Company has determined that the Plan is advisable and in the best interests of the Company and its stockholders. The Plan also has been ratified by the Board of Trustees of the Mutual Holding Company. In ratifying the Plan, the Mutual Holding Company’s Board of Trustees has determined that the Plan is advisable and in the best interest of the Mutual Holding Company and the Bank’s depositors. The Offering pursuant to the Plan will add financial strength to the Company and will provide the Company with additional capital resources to finance growth and acquisitions. The additional capital also will increase the Company’s ability to serve as a source of strength to the Bank.

2. Definitions

     As used in this Plan, the terms set forth below have the following meanings:

     Account Holder: Any Person who owns a Deposit Account in the Bank.

     Acting in Concert: Means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of votes or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a Person or company which acts in concert with another Person or company (“other party”) shall also be deemed to be acting in concert with any Person or company who is also acting in concert with the other party, except that any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with any other Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan or with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by the Board of Directors of the Company or officers delegated by such Board, and may be based on any evidence upon which the Board or such delegatee chooses to rely.

     Actual Purchase Price: The price per share, determined as provided in this Plan, at which the Common Stock is actually sold at the conclusion of the Offering.

     Affiliate: Any Person that directly or indirectly through one of more intermediaries, controls, is controlled by, or is under common control with another Person.

     Associate: The term “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Company, the Mutual Holding Company or a majority-owned subsidiary of any thereof) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director, trustee, or officer of the Bank, the Mutual Holding Company, the Company or any subsidiary of the Mutual Holding Company or the Company or any affiliate thereof; and (iv) any Person acting in concert with any of the persons or entities specified in clauses (i) through (iii) above; provided, however, that for purposes of this Plan relating to subscriptions in the Offering, the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan in which a Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, and for purposes of aggregating total shares that may be held by Officers, Directors and Trustees the term “Associate” does not include any shares held for the benefit of such Persons through any Tax-Qualified Employee Stock Benefit Plan. When used to refer to a Person other than an Officer or Director of the Bank, the Bank in its sole discretion may determine the Persons that are Associates of other Persons.

     Bank: Northwest Savings Bank.

     Common Stock: Common Stock, par value $.10 per share, of the Company.

     Community Offering: The offering to certain members of the general public directly by the Company of any shares for which subscriptions have not been accepted in the Subscription Offering. The Community Offering may include a Syndicated Community Offering and may be followed by a public offering.

     Company: Northwest Bancorp, Inc.

     Control: (including the terms “controlled by,” “controlling” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     Deposit Account(s): All withdrawable deposits of the Bank, Leeds Federal and Jamestown Savings, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.

     Director: A member of the Board of Directors of the Bank or the Company, as appropriate in the context.

     Effective Date: The date of the consummation of the Offering.

     Eligibility Record Date: The date for determining depositors that qualify as Eligible Account Holders, which is December 31, 2001.

     Eligible Account Holder: Any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights.

     Employee Plans: Any Tax-Qualified Employee Stock Benefit Plan of the Bank or the Company, including any ESOP or 401(k) Plan.

     Employees: All Persons who are employed by the Bank, the Company or the Mutual Holding Company.

     ESOP: An employee stock ownership plan and related trust established by the Bank or the Company.

     Exchange Act: The Securities Exchange Act of 1934, as amended.

     FDIC: The Federal Deposit Insurance Corporation.

     Jamestown Savings: Jamestown Savings Bank, a New York-chartered savings bank and a wholly-owned subsidiary of the Company.

     Leeds Federal: Leeds Federal Savings Bank, a Federally-chartered savings bank and a wholly-owned subsidiary of the Mutual Holding Company.

     Local Community: The Commonwealth of Pennsylvania; the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford, Howard, and Queen Anne; Baltimore City; the New York counties of Chautuaqua, Cattaraugus and Erie; and the Ohio counties of Lake, Geauga and Ashtabula.

     Majority Ownership Interest: The outstanding shares of Common Stock of the Company, expressed as a percentage, owned by the Mutual Holding Company.

     Management Person: An Officer or Director of the Company, the Bank, Jamestown Savings or Leeds Federal, or a Trustee of the Mutual Holding Company.

     Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide competitive bid and offer quotations on request, and (ii) is ready, willing and able to effect transactions in reasonable quantities at the dealer’s quoted prices with other brokers or dealers.

     Marketing Agent: The broker-dealer responsible for organizing and managing the Offering and sale of the Common Stock.

     Minority Ownership Interest: The outstanding shares of Common Stock of the Company, expressed as a percentage, owned by the Minority Stockholders.

     Minority Stockholder: Any owner of Common Stock, other than the Mutual Holding Company.

     Mutual Holding Company: Northwest Bancorp, MHC.

     Non-Tax-Qualified Employee Stock Benefit Plan: Any defined benefit plan or defined contribution plan which is not a Tax-Qualified Employee Stock Benefit Plan.

     Offering: The offering for sale pursuant to this Plan, of Common Stock in a Subscription Offering and, to the extent shares remain available, in a Community Offering or Syndicated Community Offering.

     Offering Price Range: The per share price range of Common Stock established by the Company prior to the commencement of the Offering.

     Offering Range: The range in the number of shares of Common Stock to be sold in the Offering, which will be established by the Company prior to the commencement of the Offering.

     Officer: An executive officer of the Company, the Bank, Jamestown Savings or Leeds Federal, including the Chief Executive Officer, President, Executive Vice President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other employee performing functions similar to those performed by the foregoing persons:

     OTS: The Office of Thrift Supervision, a department of the United States Department of Treasury.

     Participant: Any Eligible Account Holder, Employee Plan or Supplemented Eligible Account Holder.

     Person: An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts and KEOGH Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

     Plan: This Stock Issuance Plan.

     Prospectus: The one or more documents used in the offering of Common Stock in the Offering.

     Qualifying Deposit: The aggregate of one or more Deposit Accounts with an aggregate balance of $50 or more as of the close of business on the Eligibility Record Date or as of the close of business on the Supplemental Eligibility Record Date, as the case may be. Deposit Accounts with aggregate total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

     Reorganization: The 1994 reorganization of Northwest Savings Bank, a mutual savings Bank, into the mutual holding company structure.

     Resident: The terms “resident” “residence,” “reside,” or “residing” as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Local Community, has a present intent to remain in the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Local Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Company may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Company. A Participant or Person must be a resident for purposes of determining whether such Person “resided” or is “residing” in the Local Community as such term is used in this Plan.

     SEC: The Securities and Exchange Commission.

     Stockholder Record Date: The date for determining those Minority Stockholders who will be eligible to purchase Common Stock on a second-priority basis in the Community Offering.

     Subscription Offering: The offering of Common Stock of the Company to Eligible Account Holders, Tax-Qualified Plans and Supplemental Eligible Account Holders.

     Supplemental Eligibility Record Date: The record date for determining who qualifies as a Supplemental Eligible Account Holder. The Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Plan and/or the Offering.

     Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Stock Benefit Plan or an Officer, Director or Trustee of the Bank, the Company or the Mutual Holding Company.

     Syndicated Community Offering: The offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

     Tax-Qualified Employee Stock Benefit Plan: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank or the Company or any of their affiliates, which, with its related trusts, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code.

     Trustee: A member of the Board of Trustees of the Mutual Holding Company.

     Voting Stock:

     (1)  Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder: (i) to vote for or to select directors of the Bank or the Company; and (ii) to vote on or to direct the conduct of the operations or other significant policies of the Bank or the Company.

     (2)  Notwithstanding anything in paragraph (1) above, preferred stock is not “Voting Stock” if: (i) voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank or the Company, or the payment of dividends by the Bank or the Company when preferred dividends are in arrears; (ii) the preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and (iii) the preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Company.

     (3)  Notwithstanding anything in paragraphs (1) and (2) above, “Voting Stock” shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

3. The Offering

     The Company is offering additional shares of its Common Stock for sale in the Offering. All shares of Common Stock sold in the Offering will be issued from authorized but unissued shares of the Company. The total number of outstanding shares of Common Stock of the Company will remain unchanged as a result of the Offering because the Company will cancel a number of shares of Common Stock owned by the Mutual Holding Company equal to the number of shares of Common Stock sold in the Offering. Pursuant to the terms set forth herein, the Company will offer shares of Common Stock to Eligible Account Holders, the Employee Plans and Supplemental Eligible Account Holders in the respective priorities set forth in this Plan. Any shares of Common Stock not subscribed for by the foregoing classes of persons may be offered for sale to certain members of the general public, with preference first given to natural persons residing in the Local Community and then to Minority Stockholders as of the Stockholder Record Date. Any shares of Common Stock not purchased in the Community Offering may be offered for sale to the general public in a Syndicated Community Offering or through an underwritten firm commitment public offering, or through a combination thereof. The Minority Ownership Interest in the Company will increase as a result of the Offering, and the Majority Ownership Interest in the Company will decrease as a result of the Offering. The increase in the Minority Ownership Interest and the decrease in the Minority Ownership Interest cannot be determined until the consummation of the Offering. The Offering will have no impact on depositors, borrowers or other customers of the Bank. The Bank will continue to be a member of the Federal Home Loan Bank System and all its deposits in the Bank will continue to be insured by the FDIC to the extent provided by applicable law.

     The Offering will be effected as follows, or in any other manner approved by the OTS. Each of the steps shall be deemed to occur in such order as is necessary to consummate the Offering pursuant to the Plan and the intent of the Board of Directors of the Company.

1.	All shares sold in the Offering will be issued by the Company from authorized but unissued shares of Common Stock. All Common Stock will be offered for sale in the Offering on a priority basis as set forth in this Plan.

2.	Prior to consummation of the Offering, the Company will cancel such number of shares of Common Stock owned by the Mutual Holding Company equal to the number of shares sold in the Offering, but in no event in an amount that would reduce the Mutual Holding Company’s ownership interest in the Company to less than 50.1%.

4. Conditions to Completion of the Offering

     The Board of Directors of the Company has approved the Offering, and the Board of Trustees of the Mutual Holding Company has ratified the Offering, which is further conditioned upon the following:

A.	Approval of the Plan by the OTS;

B.	The Company’s Registration Statement being declared effective by the SEC; and

C.	The sale of the minimum number of shares of Common Stock offered for sale in the Offering.

5. Timing of the Sale of Capital Stock

     The Company intends to consummate the Offering as soon as feasible following the receipt of all approvals required by the Plan.

6. Rights of Depositors to Receive Prospectuses

     The Company shall not be required to send a Prospectus and stock order form to all Eligible Account Holders or Supplemental Eligible Account Holders, but may in lieu thereof send a postage prepaid card that permits such depositors to request a copy of the Prospectus and stock order form. The Company may require that the postage pre-paid card be returned to the Company or the Bank by a reasonable date certain. If such cards are not timely returned, then at the discretion of the Company the subscription rights of such persons shall lapse, and the Company shall not be required to forward a copy of the Prospectus and stock order form to such depositors.

7. Number of Shares to be Offered

     The total number of shares of Common Stock that will be offered for sale pursuant to the Plan, including the Offering Range, shall be determined by the Board of Directors of the Company in conjunction with the Marketing Agent, based upon pro forma information prepared by the Marketing Agent. The total number of shares of Common Stock that may be owned by persons other than the Mutual Holding Company at the close of the Offering must be less than 50% of the issued and outstanding shares of Common Stock.

8. Purchase Price of Shares

     An Offering Price Range will be established by the Company and the Mutual Holding Company prior to commencement of the Subscription and Community Offerings. Such range shall be determined by the Company and the Mutual Holding Company on the basis of relevant market factors and upon the advice of the Marketing Agent. All shares of Common Stock sold in the Offering shall be sold at a uniform fixed price per share, referred to herein as the Actual Purchase Price. The Actual Purchase Price shall be determined by the Board of Directors of the Company, in conjunction with the Marketing Agent, immediately prior to the Effective Date. The Marketing Agent will provide an opinion to the Company and the Mutual Holding Company that the Offering Price Range is fair from a financial point of view to (i) the Mutual Holding Company and the Bank’s depositors, and (ii) Minority Stockholders, and will confirm such opinion with respect to the Actual Purchase Price at the closing of the Offering.

     If there is a Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription and Community Offerings, the price per share at which the Common Stock is sold in such Syndicated Community Offering will be the Actual Purchase Price and will not be greater than the maximum nor less than the minimum of the Offering Price Range as determined by the Company, subject to approval by the OTS. Upon consummation of the sale in the Syndicated Community Offering of the shares of Common Stock unsubscribed for in the Subscription and Community Offerings, the price at which the shares are sold in the Syndicated Community Offering shall also be the Actual Purchase Price paid for all shares of Common Stock in the Subscription and Community Offerings.

     The Common Stock to be issued in the Offering shall be fully paid and nonassessable.

9. Method of Offering Shares and Rights to Purchase Stock

     In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Stock Benefit Plans; and (3) Supplemental Eligible Account Holders. Any shares of Common Stock that are not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. The minimum purchase by any Person shall be the lesser of the number of shares obtained by a $500 subscription or 25 shares of Common Stock. The Company may use its discretion in determining whether prospective purchasers are “Residents,” “Associates,” or “Acting in Concert,” and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Company, and may be based on whatever evidence the Company chooses to use in making any such determination.

     In addition to the priorities set forth below, the Board of Directors may establish other priorities for the purchase of Common Stock, subject to the approval of the OTS and may change the order of priorities set forth below if required by the OTS. The priorities for the purchase of shares in the Offering are as follows:

     A.     Subscription Offering

     Priority 1: Eligible Account Holders. Each Eligible Account Holder shall receive non-transferrable subscription rights to subscribe for shares of Common Stock offered in the Offering in an amount equal to the greater of $1.0 million, one-tenth of one percent (.10%) of the total shares offered in the Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date and subject to the provisions of Section 10.

     If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, any remaining unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If the amounts allocated exceed the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied on the same basis until all available shares have been allocated.

     Notwithstanding the foregoing, if there are insufficient shares to satisfy all subscriptions by Eligible Account Holders, shares will be allocated pursuant to the standards of the immediately preceding paragraph as follows: first, to Persons who are Eligible Account Holders based upon their Deposit Accounts in the Bank; second, if there are sufficient shares of Common Stock remaining, to Persons who are Eligible Account Holders based upon their Deposit Accounts in Leeds Federal; and, third, if there are sufficient shares of Common Stock remaining, to persons who are Eligible Account Holders based upon their Deposit Accounts in Jamestown Savings.

     Subscription rights to purchase Common Stock received by Officers, Directors, Trustees and their Associates as Eligible Account Holders, based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date, shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he or she had an ownership interest as of the Eligibility Record Date.

     Priority 2: Tax-Qualified Employee Stock Benefit Plans. The Tax-Qualified Employee Stock Benefit Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Common Stock issued in the Offering. In the event of an oversubscription in the Offering, subscriptions for shares by the Tax-Qualified Employee Stock Benefit Plans may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Stock Benefit Plans subsequent to the closing of the Offering.

     Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Offering in an amount equal to the greater of $1.0 million, one-tenth of one percent (.10%) of the total shares offered in the Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date and subject to the provisions of Section 10.

     In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plans, exceed available shares, the available shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, any remaining unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied on the same basis until all available shares have been allocated.

     Notwithstanding the foregoing, if there are insufficient shares of Common Stock available to satisfy all subscriptions of Supplemental Eligible Account Holders, shares will be allocated pursuant to the standards of the immediately preceding paragraph as follows: first to Persons who are Supplemental Eligible Account Holders based upon their Deposit Accounts in the Bank; second, if there are sufficient shares of Common Stock remaining, to Persons who are Supplemental Eligible Account Holders based on their Deposit Accounts in Leeds Federal; and third, if there are sufficient shares of Common Stock remaining, to Persons who are Supplemental Eligible Account Holders based on their Deposit Accounts in Jamestown Savings.

     B.     Community Offering/Public Offering

     If less than the total number of shares of Common Stock to be sold in the Offering are subscribed for in the Subscription Offering, any remaining unsubscribed-for shares may be made offered for sale to members of the general public in the Community Offering. In the Community Offering, any Person may purchase up to $1.0 million of Common Stock, subject to the overall purchase limitations specified in Section 10. The shares may be made available in the Community Offering through a direct community marketing program which may provide for a broker, dealer, consultant or investment banking firm experienced and expert in the sale of savings institutions securities. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof.

     In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Local Community, next to cover orders of Minority Stockholders as of the Stockholder Record Date, and thereafter to cover orders of other members of the general public, so that each Person in such category of the Community Offering may receive 1,000 shares. In the event orders for Common Stock in any of these categories exceed the number of shares available for sale, shares may be allocated on a pro rata basis within a category based on the amount of the respective orders. In addition, orders received for Common Stock in the Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders are filled. The Common Stock to be sold in the Community Offering will be distributed in such a manner as to promote a wide distribution of the Common Stock. The Company also may limit the total number of shares sold in the Community Offering so as to assure that the number of shares available for sale in the Syndicated Community Offering or public offering, if any, shall be at least a specified percentage (as determined by the Board of Directors of the Company) of the total number of shares of Common Stock issued in the Offering.

     The Company, in its sole discretion, may reject orders, in whole or in part, received from any Person in the Community Offering.

     C.     Syndicated Community Offering

     If feasible, the Board of Directors may determine to offer for sale in a Syndicated Community Offering shares of Common Stock not purchased in the Subscription and Community Offerings, subject to such terms, conditions and procedures as may be determined by the Company, in a manner that will achieve the widest distribution of the Common Stock, subject to the right of the Company to accept or reject in whole or in part any subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any Person may purchase up to $1.0 million of Common Stock, subject to the maximum purchase limitations specified in Section 10. In the Syndicated Community Offering the Common Stock will be offered for sale at the Offering Price Range, and sold at the Actual Purchase Price. The Company may begin the Syndicated Community Offering at any time after the commencement of the Subscription Offering or as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

     Alternatively, if a Syndicated Community Offering is not held, the Company shall have the right to sell any shares of Common Stock remaining following the Subscription and Community Offerings in an underwritten firm commitment public offering. The provisions of Section 10 shall not be applicable to sales to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public. In an underwritten firm commitment public offering, the Common Stock will be offered for sale at the Offering Price Range. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Company, which will in no event exceed an amount deemed to be acceptable by the OTS.

     If for any reason a Syndicated Community Offering or an underwritten firm commitment public offering of shares of Common Stock not sold in the Subscription and Community Offerings cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription and Community Offerings or in the Syndicated Community or underwritten firm commitment public offering, other arrangements will be made for the disposition of unsubscribed shares by the Company, if possible. Such other purchase arrangements will be subject to the approval of the OTS.

10. Additional Limitations on Purchases of Common Stock

     Purchases of Common Stock in the Offering will be subject to the following purchase limitations:

1.	The aggregate amount of outstanding Common Stock owned or controlled by persons other than Mutual Holding Company at the close of the Offering shall be less than 50% of the Company’s total outstanding Common Stock.

2.	No Eligible Account Holder or Supplemental Eligible Account Holder may in their capacities as such purchase in the Subscription Offering more than $1.0 million of Common Stock, and no Person, Associate thereof, or group of persons acting in concert, may purchase more than $1.5 million of Common Stock offered in the Offering, except that: (i) the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitations up to 5% of the number of shares sold in the Offering; (ii) Tax-Qualified Employee Stock Benefit Plans may purchase up to 10% of the shares sold in the Offering; and (iii) for purposes of this Subsection shares to be held by any Tax-Qualified Employee Stock Benefit Plan and attributable to a Person shall not be aggregated with other shares purchased directly by or otherwise attributable to such Person.

3.	The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Company, by any Non-Tax-Qualified Employee Stock Benefit Plan or any Management Person and his or her Associates, exclusive of any shares of Common Stock acquired by such plan or Management Person in the secondary market, shall not exceed 4.9% of the outstanding shares of Common Stock of the Company at the conclusion of the Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Company or the Bank that are attributable to such Person shall not be counted.

4.	The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Company, by any Non-Tax-Qualified Employee Stock Benefit Plan or any Management Person and his or her Associates, exclusive of any Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of the Company at the conclusion of the Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Company or the Bank that are attributable to such persons shall not be counted.

5.	The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Company, by any one or more Tax-Qualified Employee Stock Benefit Plans of the Company, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding Common Stock of the Company at the conclusion of the Offering.

6.	The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Company, by any Tax-Qualified Employee Stock Benefit Plan of the Company, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of the Company at the conclusion of the Offering.

7.	The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Company, by all stock benefit plans of the Company or the Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of the Company held by persons other than the Mutual Holding Company.

8.	The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Company, by all Non-Tax-Qualified Employee Stock Benefit Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by any such plans or Persons in the secondary market, shall not exceed 25% of the outstanding shares of Common Stock held by persons other than the Mutual Holding Company at the conclusion of the Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph, shares held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan that are attributable to such Person shall not be counted.

9.	The aggregate amount of Common Stock acquired in the Offering, plus all prior issuances by the Company, by all Non-Tax-Qualified Employee Stock Benefit Plans or Management Persons and their Associates, exclusive of any shares of Common Stock acquired by such plans or Management Persons in the secondary market, shall not exceed 25% of the stockholders’ equity of the Company at the conclusion of the Offering.

10.	Notwithstanding any other provision of this Plan, no Person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

11.	The Board of Directors of the Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

12.	The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Common Stock pursuant to the Plan reside. However, the Company and the Bank are not required to offer Common Stock to any Person who resides in a foreign country.

     Prior to the consummation of the Offering, no Person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Common Stock, except pursuant to this Plan.

     EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE COMPANY MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE OTS FOR ACTION, AS IN ITS SOLE DISCRETION THE BANK MAY DEEM APPROPRIATE.

11. Payment for Common Stock

     All payments for Common Stock subscribed for or ordered in the Offering must be delivered in full to the Bank, together with a properly completed and executed order form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form or purchase order, as the case may be, unless such date is extended; provided, that if Tax-Qualified Employee Stock Benefit Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for shares of Common Stock at the time they subscribe but rather may pay for such shares at the Actual Purchase Price upon consummation of the Offering; provided that, in the case of the ESOP there is in force from the time of its subscription until the consummation of the Offering, a loan commitment to lend to the ESOP, at such time, the aggregate Actual Purchase Price of the shares for which it subscribed. The Company or the Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Stock Benefit Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Community Offering and to thereafter submit payment for the Common Stock for which they are purchasing in the Community Offering at any time prior to 48 hours before the consummation of the Offering, unless such 48 hour period is waived by the Company in its sole discretion.

     Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares of Common Stock by authorizing the Bank to make a withdrawal from designated accounts at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser’s Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the OTS) following the Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Actual Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at a rate, not less than the Bank’s passbook rate, established by the Bank on payment for Common Stock received in money order or by check. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

12. Manner of Exercising Subscription Rights Through Stock Order Forms

     Except as otherwise set forth herein, after the Prospectus prepared by the Company has been declared effective by the SEC, copies of the Prospectus and order forms will be distributed to all depositors with subscription rights at their last known addresses appearing on the records of the Bank, and may be made available for use by persons permitted to purchase in the Community Offering. A Prospectus need not be provided to depositors to whom the Company mailed materials permitting such depositor to return to the Company by a reasonable date certain a postage paid card or other written communication requesting receipt of the Prospectus if such depositor did not return such postage paid card or otherwise request a copy of the Prospectus by the required date.

     Each order form will be preceded or accompanied by the Prospectus describing the Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

A.	A specified date by which all order forms must be received by the Company, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are initially mailed to depositors by the Company, and which date will constitute the termination of the Subscription Offering;

B.	The number of shares of Common Stock to be sold in the Subscription and Community Offerings;

C.	A description of the minimum and maximum price per share of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

D.	Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Common Stock for which such Person elects to subscribe or purchase and the available alternative methods of payment therefor, including whether the Person wishes to purchase additional shares of Common Stock if the Actual Purchase Price is below the maximum price of the Offering Price Range;

E.	An acknowledgment that the recipient of the order form has received a final copy of the Prospectus prior to execution of the order form;

F.	A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Company within the subscription period such properly completed and executed order form, together with check or money order in the full amount of the aggregate purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G.	A statement to the effect that the executed order form, once received by the Bank, may not be modified or amended by the subscriber or purchaser without the consent of the Bank.

     Notwithstanding the above, the Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

13. Undelivered, Defective or Late Order Form; Insufficient Payment

     In the event order forms (a) are not delivered and are returned to the Company by the United States Postal Service or the Company is unable to locate the addressee, (b) are not received back by the Company or are received by the Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for or purchased (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the order form within the time period specified thereon; provided, that the Company may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed or purchased shares by such date as the Company may specify. The interpretation by the Company of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the OTS.

14. Residents of Foreign Countries and Certain States

     The Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; and (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

15. Completion of the Offering

     The Offering will be terminated if not completed within 90 days from the date of approval by the OTS, unless an extension is approved by the OTS.

16. Restrictions on Resale or Subsequent Disposition

A.	All shares of Common Stock purchased by Directors or Officers (and their Associates) in the Offering shall be subject to the restriction that, except as provided in this Section or as may be approved by the OTS, no interest in such shares may be sold or otherwise disposed of for value for a period of one year following the date of purchase in the Offering.

B.	The restriction on disposition of Common Stock set forth above in this Section shall not apply to the following:

1.	Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Company, as the case may be, which has been approved by the OTS; and

2.	Any disposition of such shares following the death of the Person to whom such shares were initially sold under the terms of this Plan.

17. Stock Certificates

     Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in the preceding sections. Appropriate instructions shall be issued to the Company’s transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

18. Restriction on Financing Stock Purchases

     The Company will not knowingly offer or sell any of the Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned to the Person by the Company, the Bank or any of their Affiliates.

19. Requirements for Stock Purchases by Directors and Officers Following the Offering

     For a period of three years following the Offering, no Officer, Director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of Common Stock except from a broker–dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Common Stock made by or held by any Tax–Qualified Employee Stock Benefit Plan or Non-Tax–Qualified Employee Stock Benefit Plan of the Bank or the Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

20. Stock Benefit Plans

     The Board of Directors of the Bank and/or the Company intend to either (i) adopt one or additional stock benefit plans for their employees, Officers and Directors, including stock award plans and stock option plans, which will be authorized to purchase and award Common Stock and grant options for Common Stock, or (ii) authorize existing plans to purchase and award additional shares of Common Stock and grant additional options for Common Stock. However, only the Tax-Qualified Employee Stock Benefit Plans will be permitted to purchase Common Stock in the Offering subject to the purchase priorities set forth in this Plan. The Board of Directors of the Bank may authorize the ESOP and any other Tax-Qualified Employee Stock Benefit Plans to purchase in the aggregate up to 10% of the Common Stock issued in the Offering. The Bank or the Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Stock Benefit Plans to purchase Common Stock issued in the Offering or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Offering, provided such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. This Plan specifically authorizes the grant and issuance by the Company of (i) awards of Common Stock after the Offering pursuant to one or more stock recognition and award plans (the “Recognition Plans”) in an amount equal to up to 5% of the number of shares of Common Stock issued in the Offering, (ii) options to purchase a number of shares of Common Stock in an amount equal to up to 10% of the number of shares of Common Stock issued in the Offering and shares of Common Stock issuable upon exercise of such options, and (iii) Common Stock to one or more Tax-Qualified Employee Stock Benefit Plans, including the ESOP, at the closing of the Offering or at any time thereafter, in an amount equal to up to 10% of the number of shares of Common Stock issued in the Offering. Shares awarded to the Tax-Qualified Employee Stock Benefit Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Company’s Common Stock, or shares of Common Stock purchased by the Company or such plans on the open market. Any new Recognition Plans and new stock option plans will be subject to stockholder approval.

21. Post-Reorganization Filing and Market Making

     The Common Stock is registered with the SEC pursuant to the Exchange Act, and the Company shall undertake not to deregister such Common Stock for a period of three years after the Offering.

22. Payment of Dividends and Repurchase of Stock

     The Company may not declare or pay a cash dividend on, or repurchase any of, its Common Stock if the effect thereof would cause its regulatory capital or the regulatory capital of the Bank to be reduced below the amount required under applicable rules and regulations. Otherwise, the Company may declare dividends or make other capital distributions in accordance with applicable laws and regulations. Following completion of the Offering, the Company may repurchase its Common Stock from time to time as permitted by the OTS.

23. Interpretation

     All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Company shall be final, subject to the authority of the OTS.

24. Amendment or Termination of the Plan

     If necessary or desirable, the terms of the Plan may be amended by a majority vote of the Company’s Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the OTS and at any time thereafter with the concurrence of the OTS. The Plan may be terminated by a majority vote of the Board of Directors at any time prior to the approval of the Plan by the OTS, and may be terminated by a majority vote of the Board of Directors at any time thereafter with the concurrence of the OTS.

Dated: March 31, 2003